Exhibit 99.1

Penn Virginia Provides Operational Update

—- Exceeds Guidance for the First Quarter of 2021 and Increases Production Guidance for 2021 —-

—- First Quarter 2021 Earnings Conference Call Scheduled for May 4 —-

HOUSTON, April 19, 2021 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced an operational update and timing of its first quarter 2021 earnings release and conference call.

Operational and Financial Update

•

Sold 16,324 barrels of oil per day (“BOPD”) for the first quarter of 2021, exceeding the high end of the most recent guidance range. Total sales volumes for the first quarter of 2021 were 20,534 barrels of oil equivalent per day (“BOEPD”). Total production for the seven days ending March 31, 2021 averaged over 20,000 BOPD and 25,000 BOEPD;

•	Estimated capital expenditures for the first quarter of 2021 of approximately $54 million, which was below the low end of the most recent guidance range;

•	Realized oil price for the first quarter of 2021 of $44.80 per barrel, including effects of derivatives, net(1);

•	Generated Free Cash Flow(2) for the sixth consecutive quarter, which lowered Long-term debt to $376 million and Net Debt(3) to $364 million as of March 31, 2021; and

•	The Company recently obtained an updated reserve report from DeGolyer and MacNaughton (“D&M”) as of April 1, 2021.

Darrin Henke, President and Chief Executive Officer of Penn Virginia, commented, “Our strong sales volumes for the quarter were largely due to the outperformance of wells brought online during the period, which used our improved completion designs along with an adjusted approach to drilling and flowback. Volumes for the quarter were also less impacted from the February winter storm than we previously anticipated, largely due to the outstanding efforts of the Penn Virginia operational team. In addition to maintaining our existing production and bringing on some impressive wells, we have continued to focus on additional operational and cost efficiencies, which translated into lower than expected capital expenditures for the quarter. Importantly, our production growth was not achieved by increasing our capital expenditures. Rather, it is due to the improvement of our execution on our existing assets, which required less capital than we anticipated. Given this strong outperformance in the first quarter, and expectations of future positive well performance using our improved techniques, we have increased our production guidance for the full year 2021. We continue to believe our premium asset base combined with our commitment to free cash flow, capital discipline, and maximizing cash-on-cash returns will create long-term value for all stakeholders.”

First Quarter 2021 Conference Call

Penn Virginia plans to release its first quarter 2021 results after the market closes on Tuesday, May 4, 2021. A conference call and webcast discussing the first quarter 2021 financial and operational results is currently scheduled for Tuesday, May 4, 2021 at 5:00 p.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (844) 707-6931

(international: (412) 317-9248) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company’s website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software.

An on-demand replay of the webcast will be available on the Company’s website beginning shortly after the webcast. The replay will also be available from May 4, 2021, through May 11, 2021, by dialing (877) 344-7529 (international (412) 317-0088) and entering the passcode 10153995.

Proved Reserves and Drilling Inventory

As a result of the contribution of certain assets from Rocky Creek Resources, as well as significant developments in the first quarter of 2021, Penn Virginia obtained an updated third-party reserve report from D&M.

Penn Virginia’s total proved reserves as of April 1, 2021, were approximately 136.5 million barrels of oil equivalent (“MMBOE”). The proved reserves were calculated in accordance with Securities and Exchange Commission (“SEC”) guidelines using the pricing of $39.99 per barrel for oil and $2.16 per million British Thermal Units (MMBtu) for natural gas.

The table below sets forth the Company’s Standardized Measure and SEC PV-10 Value(4) (as defined below) of the Company’s total proved reserves and PDP reserves as of April 1, 2021:

April 1, 2021
(in millions)
Standardized measure of future discounted cash flows - total proved reserves	$705
Standardized measure of future discounted cash flows - proved developed producing reserves (“PDP”)	$527
Total proved reserves, utilizing the SEC price guidelines, discounted at 10% and before tax (“PV-10 Value”)(4)	$713
PV-10 Value(4) of PDP reserves utilizing the SEC price guidelines	$533

Using flat pricing of $55 per barrel for oil and $2.50 per MMbtu for natural gas as of April 1 2021, the PV-10 Value(4) of the Company’s total proved reserves and PDP reserves were $1,660 million and $912 million, respectively.

D&M currently estimates the Company has approximately 500 identified future drilling locations, which represents approximately 12 years of development potential at the Company’s expected 2021 drilling pace. Using D&M type curves, Penn Virginia estimates that two-thirds of those drilling locations average more than a 55% well level rate of return at $55 per barrel WTI. Current production from wells turned online in 2020 and 2021 continues to materially outperform D&M type curves.

Balance Sheet and Liquidity

As of March 31, 2021, Penn Virginia had cash of $11.9 million and total debt of $375.8 million, including borrowings under its revolving credit facility of $228.9 million. Liquidity was $132.6 million as of March 31, 2021, including cash of $11.9 million and $120.7 million available under the Company’s revolving credit facility.

Revised 2021 Outlook

The table below sets forth the Company’s operational and financial guidance(5):

	2Q 2021	Revised 2021	Previous 2021
Oil Sales Volumes (BOPD)	19,300 – 20,100	18,300 – 20,100	17,200 – 19,000
Oil Percentage		80%
Realized Price Differentials
Oil (WTI, per barrel)	$(2.50) - $(1.50)	$(2.50) - $(1.50)	$(2.50) - $(1.50)
Natural gas (Henry Hub, per MMBtu)	$(0.10) - $0.10	$(0.10) - $0.10	$(0.10) - $0.10

Direct Operating Expenses
Lease operating expenses (per BOE)	$4.70 - $4.90	$4.70 - $5.00	$4.75 -$5.05
GPT expenses (per BOE)	$2.55 - $2.75	$2.35 - $2.65	$2.35 - $2.65
Ad valorem and production taxes (percent of product revenue)	6.3% - 6.8%	6.3% - 6.8%	6.3% - 6.8%
Adjusted Cash G&A expenses (per BOE)(6)	$3.00 - $3.30	$2.85 - $3.15	$2.85 - $3.15

Capital Expenditures (millions)
Drilling & Completion	$56 - $64	$205 - $235	$205 - $235
Land, Facilities and other	$1	$5	$5

Note: The Company’s outlook is based on maintaining a 2-rig development program. However, Penn Virginia will closely monitor commodity prices and the service cost environment with the goal of ensuring the capital program generates robust returns. Full-year 2021 guidance for Adjusted Cash G&A expenses(6) does not include approximately $4 million of expenses related to the transaction with Juniper Capital Advisors, L.P. (“Juniper”) and its affiliates.

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company’s website is not part of this release.

Cautionary Statements Regarding Reserves

The estimates and guidance presented in this release are based on assumptions of capital expenditure levels, prices for oil, natural gas, and NGLs, current indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties and are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the “Forward-Looking Statements” section below, as well as “Risk Factors” in our Annual Report on Form 10-K.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements, and such statements include, words such as “anticipate,” “guidance,” “assumptions,” “projects,” “forward,” “estimates,” “outlook,” “expects,” “continues,” “intends,” “plans,” “believes,” “future,” “potential,” “may,” “foresee,” “possible,” “should,” “would,” “could,” “focus” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: risks related to the recently completed transactions with Juniper and its affiliates, including the risk that the benefits of the transactions may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to integration-related issues; risks related to potential and completed acquisitions, including related costs and our ability to realize their expected benefits; the decline in, sustained market uncertainty of, and volatility of commodity prices for crude oil, natural gas liquids, or NGLs, and natural gas; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental actions, stay-at-home orders, interruptions to our operations or our customer’s operations; risks related to and the impact of actual or anticipated other world health events; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing, including access to the capital markets, to fund our capital expenditures and meet working capital needs; our ability to access capital, including through lending arrangements and the capital markets, as and when desired; negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; plans, objectives, expectations and intentions contained in this communication that are not historical; our ability to execute our business plan in volatile and depressed commodity price environments; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; changes to our drilling and development program our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; our ability to meet guidance, market expectations and internal projections, including type curves; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, materials, supplies and services at reasonable costs; our ability to renew or replace expiring contracts on acceptable terms; our ability to obtain adequate pipeline transportation capacity or other transportation for our oil and gas production at reasonable cost and to sell our production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and gas reserves; use of new techniques in our development, including choke management and longer laterals; drilling, completion and operating risks, including adverse impacts associated with well spacing and a high concentration of activity; our ability to compete effectively against other oil and gas companies; leasehold terms expiring before production can be established and our ability to replace expired leases; environmental obligations, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements with other parties, and counterparty risk related to the ability of these parties to meet their future obligations; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key employees; our reliance on a limited number of customers and a particular region for substantially all of our revenues and production; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; physical, electronic and cybersecurity breaches; uncertainties relating to general domestic and international economic and political conditions; the impact and costs associated with litigation or other legal matters; sustainability initiatives; and other risks set forth in our filings with the SEC, including our most recent Annual Report on Form 10-K. Additional Information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Expected results of the completed period are preliminary and subject to change until published in our Quarterly Report on Form 10-Q filed with the SEC.

Footnotes

(1)

Realized oil price, including effects of derivatives, net is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

(2)	Free Cash Flow is a non-GAAP financial measure. Definitions of non-GAAP financial measures appear at the end of this release.
(3)

Net Debt is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

(4)

PV-10 Value is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

(5)

The Company currently expects Adjusted EBITDAX to be reduced by approximately $9.3 million for 2021 for option premiums paid in current and prior periods related to current period production and prior period settlements of early-terminated derivatives originally designated to settle against current period production, including $3.8 million in the first quarter of 2021, $2.9 million in the second quarter of 2021 and $2.6 million in the second half of 2021. Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures appear at the end of this release.

(6)	Adjusted cash G&A expenses is a non-GAAP financial measure. Definitions of non-GAAP financial measures appear at the end of this release.

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PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

Reconciliation of GAAP “Standardized Measure of Discounted Future Net Cash Flows” to Non-GAAP “PV-10”

Non-GAAP PV-10 value is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. The standardized measure of discounted future net cash flows is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. We use non-GAAP PV-10 value as one measure of the value of our estimated proved reserves and to compare relative values of proved reserves amount exploration and production companies without regard to income taxes. We believe that securities analysts and rating agencies use PV-10 value in similar ways. Our management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves.

April 1,
2021
(in millions)
Standardized measure of future discounted cash flows	$705
Present value of future income taxes discounted at 10%	8

PV-10	$713

Reconciliation of SEC PV-10 and Adjusted PV-10 (non-GAAP) - Proved developed producing reserves

April 1,
2021
(in millions)
Standardized measure of future discounted cash flows (total proved reserves)	$705
Less: Future discounted cash flows attributable to proved undeveloped reserves	(178)

Standardized measure of future discounted cash flows (proved developed reserves)	$527
Add: Present value of future income taxes attributable to proved developed producing reserves discounted at 10%	6

PV-10 of proved developed producing reserves	$533
Add: Adjustment using flat pricing of $55/BBL WTI, $2.50/MMbtu and NGLs as 36% of WTI. Differentials of $(2.50) off WTI and ($0.05) off natural gas.	379

Adjusted PV-10 of proved developed producing reserves adjusted for pricing and differentials	$912

Reconciliation of PV-10 and Adjusted PV-10 (non-GAAP) – Total proved reserves

April 1,
2021
(in millions)
Standardized measure of future discounted cash flows (total proved reserves)	$705
Present value of future income taxes discounted at 10%	8
PV-10 of total proved reserves	$713
Add: Adjustment using flat pricing of $55/BBL WTI, $2.50/MMbtu and NGLs as 36% of WTI. Differentials of $(2.50) off WTI and ($0.05) off natural gas.	947

Adjusted PV-10 of total proved reserves adjusted for pricing and differentials	$1,660

Reconciliation of Net Debt (non-GAAP)

Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt less cash and cash equivalents. The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual GAAP indebtedness.

March 31, 2021
(in thousands)
Credit Facility	$228,900
Second lien term loan, excluding unamortized discount and issue costs	146,860
Cash and cash equivalents	(11,868)

Net Debt	$363,892

Reconciliation of realized oil price, including effects of derivatives, net (non-GAAP)

We calculate our realized price for crude oil, including effects of derivatives, net as we believe this Non-GAAP measure is useful to management and stakeholders in determining the effectiveness of our price-risk management program that is designed to reduce the volatility associated with our operations. The following table reconciles our crude oil realized price calculated in accordance with GAAP to our non-GAAP realized crude oil price, including effects of derivatives, net:

$ per Bbl
Crude oil realized price	$55.76
Effect of derivatives	(10.96)

Crude oil realized price, including effects derivatives, net	$44.80

Effects of derivatives includes, as applicable to the period presented: (i) current period derivative settlements; (ii) the impact of option premiums paid or received in prior periods related to current period production; (iii) the impact of prior period cash settlements of early-terminated derivatives originally designated to settle against current period production; (iv) the exclusion of option premiums paid or received in current period related to future period production; and (v) the exclusion of the impact of current period cash settlements for early-terminated derivatives originally designated to settle against future period production.

Definition of Adjusted cash general and administrative expenses (non-GAAP)

Adjusted cash general and administrative expenses is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash share-based compensation expense. We believe that the non-GAAP measure of Adjusted cash general and administrative expenses is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.

Definition of Adjusted EBITDAX

Adjusted EBITDAX represents net income (loss) before interest expense, income taxes, impairments of oil and gas properties, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net commodity realized settlements of derivatives(7) and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including acquisition, divestiture and strategic transaction costs, and organizational restructuring, including severance and other items. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.

(7)

Net commodity realized settlements includes, as applicable to the periods presented: (i) current period derivative settlements; (ii) the impact of option premiums paid or received in prior periods related to current period production; (iii) the impact of prior period cash settlements of early-terminated derivatives originally designated to settle against current period production; (iv) the exclusion of option premiums paid or received in current period related to future period production; and (v) the exclusion of the impact of current period cash settlements for early-terminated derivatives originally designated to settle against future period production.

Definition and Explanation of Free Cash Flow

Free Cash Flow is not a measure of net income (loss) as determined by GAAP. We define Free Cash Flow as Discretionary Cash Flow (non-GAAP) less acquisition capital plus asset divestiture proceeds plus sales and use tax refunds less oil and gas capital expenditures. Discretionary Cash Flow is defined as Net Cash Provided by Operating Activities (GAAP) less changes in working capital (current assets and liabilities). We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Our definition of Free Cash Flow may differ from the definition used by other companies. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail: invest@pennvirginia.com